RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888

Pricing Supplement Dated October 10, 2013 To the Prospectus Supplement dated July 23, 2013 and Prospectus dated July 23, 2013	$1,000,000 Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Bullish Enhanced Return Notes (the “Notes”) linked to the performance of an unequally weighted global basket (the “Basket”) comprised of the S&P 500® Index (70%), the iShares® MSCI EAFE ETF (15%), the SPDR® S&P MidCap 400® ETF (8%), the iShares® MSCI Emerging Markets ETF (4%), and the Russell 2000® Index (3%).

The CUSIP number for the Notes is 78010UGK7. The Notes do not pay interest. The Notes provide a 113.50% leveraged return if the Percentage Change of the Basket is positive. If the Percentage Change of the Basket is negative, investors will lose 1.3333% of the principal amount of the Notes for each 1% decrease in the Percentage Change of the Basket of more than 25%. Investors in the Notes could lose their entire principal amount. Any payments on the Notes are subject to our credit risk.

Issue Date: October 16, 2013

Maturity Date: February 15, 2018

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated July 23, 2013, and “Additional Risk Factors Specific to the Notes” on page P-8 of this pricing supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$1,000,000
Underwriting discounts and commissions	0.00%	$0.00
Proceeds to Royal Bank of Canada	100.00%	$1,000,000

The initial estimated value of the Notes as of the date of this document is $986.50 per $1,000 in principal amount, which is less than the price to public.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Additional Risk Factors Specific to the Notes” beginning on page P-8 and “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” on page P-42 of this pricing supplement.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, did not receive a commission in connection with the sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-42 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:
The Notes are linked to the level of an unequally weighted global basket (the “Basket”) comprised of two equity indices (the “Indices”) and three exchange traded funds (the “ETFs,” and together with the Indices, the “Basket Components”). The Basket Components and their respective Component Weights are indicated in the table below.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	October 10, 2013

Issue Date:	October 16, 2013

CUSIP:	78010UGK7

Valuation Date:	February 12, 2018

Payment at Maturity	If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount of the Notes equal to:

(if held to maturity):	Principal Amount + (Principal Amount x Percentage Change x Leverage Factor)

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -25%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -25.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage) x Downside Multiplier]

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Percentage Change:
The Percentage Change will equal an amount, expressed as a percentage and rounded to two decimal places, equal to the sum of the Weighted Component Change for each Basket Component. The Weighted Component Change for each Basket Component will be determined as follows:

Initial Basket Component Levels:	The closing level or the closing price of the applicable Basket Component on the Pricing Date, as set forth in the table below.

Final Basket Component Level:	The closing level or price of a Basket Component on the Valuation Date.

Leverage Factor:	113.50%

The Basket:	Basket Component	Bloomberg Ticker	Component Weight	Initial Basket Component Level
	S&P 500® Index	SPX	70%	1,692.56
	iShares® MSCI EAFE ETF	EFA	15%	$64.09
	SPDR® S&P MidCap 400® ETF Trust	MDY	8%	$227.35
	iShares® MSCI Emerging Markets ETF	EEM	4%	$42.64
	Russell 2000® Index	RTY	3%	1,069.50

Buffer Percentage:	25%

Downside Multiplier:	1.3333

Maturity Date:	February 15, 2018, subject to postponement for market and other disruptions, as described below.

Term:	Four years and four months.

Principal at Risk:	The Notes are NOT principal protected. You may lose all or substantial portion of your principal amount at maturity if the Percentage Change is less than -25%.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of the Notes prior to maturity may be less than the principal amount of the Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated July 23, 2013).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2, P-3, and P-4 of this pricing supplement and the terms appearing under the caption “Additional Terms of the Notes” on page P-16 in this pricing supplement.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

ADDITIONAL INFORMATION ABOUT THE NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Basket Component Levels or the level of any Basket Component on any trading day prior to the Valuation Date. All examples are based upon the Buffer Percentage of 25%, the Leverage Factor of 113.50%, and the Downside Multiplier of 1.3333. The examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, and that no market disruption event occurs on the Valuation Date.

These examples assume hypothetical Initial Basket Component Levels that are not equal to the actual Initial Basket Component Levels. For actual recent levels or prices of the Basket Components, please see “Information Regarding the Basket Components” beginning on page P-21 of this pricing supplement.

Example 1—	Calculation of the Payment at Maturity where the Final Basket Component Level of each Basket Component is above its Initial Basket Component Level and the Percentage Change is positive.

Basket Component	Hypothetical Initial Basket Component Level	Hypothetical Final Basket Component Level	Individual Component Performance	Component Weight	Weighted Component Change
SPX	1,500.00	1,800.00	20%	70%	14.00%
EFA	$65.00	$74.75	15%	15%	2.25%
MDY	$200.00	$260.00	30%	8%	2.40%
EEM	$40.00	$42.00	5%	4%	0.20%
RTY	1,000.00	1,100.00	10%	3%	0.30%

				Percentage Change:	19.15%

Payment at Maturity: $1,000 + ($1,000 x 19.15% x 113.50%) = $1,000 + $217.35 = $1,217.35

On a $1,000 investment, a 19.15% Percentage Change results in a Payment at Maturity of $1,217.35, a 21.735% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Final Basket Component Level of two of the Basket Components is below their Initial Basket Component Levels and the Percentage Change is positive.

Basket Component	Hypothetical Initial Basket Component Level	Hypothetical Final Basket Component Level	Individual Component Performance	Component Weight	Weighted Component Change
SPX	1,500.00	1,425.00	-5%	70%	-3.50%
EFA	$65.00	$74.75	15%	15%	2.25%
MDY	$200.00	$240.00	20%	8%	1.60%
EEM	$40.00	$38.00	-5%	4%	-0.20%
RTY	1,000.00	1,300.00	30%	3%	0.90%

				Percentage Change:	1.05%

Payment at Maturity: $1,000 + ($1,000 x 1.05% x 113.50%) = $1,000 + $11.92 = $1,011.92

On a $1,000 investment, a 1.05% Percentage Change results in a Payment at Maturity of $1,011.92, a 1.192% return on the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Example 3—
Calculation of the Payment at Maturity where the Final Basket Component Level of each Basket Component is below its Initial Basket Component Level and the Percentage Change is negative, but by less than the Buffer Percentage.

Basket Component	Hypothetical Initial Basket Component Level	Hypothetical Final Basket Component Level	Individual Component Performance	Component Weight	Weighted Component Change
SPX	1,500.00	1,350.00	-10%	70%	-7.00%
EFA	$65.00	$52.00	-20%	15%	-3.00%
MDY	$200.00	$140.00	-30%	8%	-2.40%
EEM	$40.00	$32.00	-20%	4%	-0.80%
RTY	1,000.00	850.00	-15%	3%	-0.45%

				Percentage Change:	-13.65%

Payment at Maturity: $1,000

On a $1,000 investment, a -13.65% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—
Calculation of the Payment at Maturity where the Final Basket Component Level of each Basket Component is below its Initial Basket Component Level and the Percentage Change is negative and by more than the Buffer Percentage.

Basket Component	Hypothetical Initial Basket Component Level	Hypothetical Final Basket Component Level	Individual Component Performance	Component Weight	Weighted Component Change
SPX	1,500.00	900.00	-40%	70%	-28.00%
EFA	$65.00	$52.00	-20%	15%	-3.00%
MDY	$200.00	$120.00	-40%	8%	-3.20%
EEM	$40.00	$28.00	-30%	4%	-1.20%
RTY	1,000.00	750.00	-25%	3%	-0.75%

				Percentage Change:	-36.15%

Payment at Maturity: $1,000 + [$1,000 x (-36.15% + 25.00%) x 1.3333] = $1,000 -148.66 = $851.34

On a $1,000 investment, a -36.15% Percentage Change results in a Payment at Maturity of $851.34, a -14.866% return on the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement.  The Notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in the Notes is not equivalent to investing directly in the securities represented by the Basket.  You should carefully consider whether the Notes are suited to your particular circumstances.  This pricing supplement should be read together with the prospectus and the prospectus supplement.  The information in the prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  This section describes the most significant risks relating to the terms of the Notes.  We urge you to read the following information about these risks, together with the other information in this pricing supplement, and the prospectus and the prospectus supplement, before investing in the Notes.

General Risks Relating to the Notes

Your Investment in the Notes May Result in a Loss.

Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the levels of one or more of the Basket Components.  If, on the Valuation Date, the Percentage Change is negative, investors will lose 1.3333% of the principal amount of the Notes for each 1% that the negative Percentage Change is greater than 25%.

The Buffer Percentage Provides Only Limited Principal Protection.

You will receive the principal amount of the Notes at maturity only if the negative Percentage Change of the Basket is less than or equal to the Buffer Percentage.  If the negative Percentage Change of the Basket is greater than the Buffer Percentage, you will lose some or all of your principal amount.

The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank with the same maturity date or if you invested directly in the securities represented by the Basket Components.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the Notes Is Not the Same as Owning the Basket or its Components or a Security Directly Linked to the Performance of the Basket or its Components.

The return on the Notes will not reflect the return you would realize if you actually owned the Basket or the Basket Components, or a security directly linked to the performance of the Basket or the Basket Components.

The Notes may trade quite differently from the levels of the Basket Component.  Changes in the levels of the Basket Components may not result in comparable changes in the market value of the Notes.  Even if the levels of some or all of the Basket Components increase from their Initial Basket Component Levels during the term of the Notes, the market value of the Notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the Notes prior to maturity to decrease while the levels of the Basket Components increase.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBC Capital Markets, LLC and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBC Capital Markets, LLC or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

If you sell the Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of your Notes:

•	the levels or prices of the Basket Components, including whether the levels or prices of the Basket Components close or trade at a level below their Initial Basket Levels;

•	the volatility (i.e., the frequency and magnitude of changes) of the price or level of the Basket Components;

•	the dividend rate on the securities included in the Basket Components;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally, and which may affect the levels or prices of the Basket Components;

•	changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies in which the securities included in the EFA and the EEM are traded;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the Notes.

These factors may influence the market value of the Notes if you sell the Notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of the Notes.  If you sell the Notes prior to maturity, you may receive less than the principal amount of the Notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the levels or prices of the Basket Components increase after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

The Initial Estimated Value of the Notes Is Less than the Price to the Public.

The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the levels of the Basket Components, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold the Notes to maturity.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Pricing Date.

The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See "Structuring the Notes" below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Changes in the Level of One or More Basket Components May Be Offset by Changes in the Level of One or More Other Basket Components.

A change in the level of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components.  The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease.  Therefore, in determining the value of the Basket as of any time, increases in the level or price of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the level or price of one or more other Basket Components.  Decreases in the level of the SPX, which will constitute 70% of the Basket, will have a disproportionately adverse impact upon the Notes.

The Amount to Be Paid at Maturity Will Not Be Affected by All Developments Relating to the Basket Components.

Changes in the levels of the Basket Components during the term of the Notes before the Valuation Date will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the Final Basket Component Level to the Initial Basket Component Level. No other levels of the Basket Components will be taken into account.  As a result, you may receive less than the principal amount of the Notes, even if the levels of some or all the Basket Components have increased at certain times during the term of the Notes before decreasing to a level below the Initial Basket Component Level as of the Valuation Date.

We Will Not Hold Any Asset Comprising the Reference Asset for Your Benefit.

The indenture and the terms governing the Notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities that may comprise the Reference Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Basket Component or the securities included in any Basket Component.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Basket Components or their components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Basket Component or its component securities may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely solely on views expressed by our affiliates.

Trading and Other Transactions by Royal Bank or its Affiliates in the Basket Components or their Components, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may have hedged our obligations under the Notes by purchasing or selling the Basket Components or their components, futures or options on the Basket Components or their components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Basket Components or their components.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may adversely affect the levels or prices of the Basket Components, and, therefore, the market value of the Notes.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes decreases.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

We or one or more of our affiliates may also engage in trading in the Basket Components or their components and other investments relating to those assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could adversely affect the levels or prices of the Basket Components and, therefore, the market value of the Notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Basket Components or their components.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As Noted above, we and our affiliates expect to engage in trading activities related to the Basket Components or their components that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the levels or prices of the Basket Components, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in the Reference Asset, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Basket Components or their components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the levels of the Basket Components and, therefore, the market value of the Notes.

The Calculation Agent Can Postpone the Determination of a Final Basket Component Level if a Market Disruption Event Occurs.

The determination of a Final Basket Component Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Valuation Date with respect to one or more of the Basket Components.  If such a postponement occurs, the calculation agent will use the closing level or price of the applicable Basket Component on the first subsequent trading day on which no market disruption event occurs or is continuing.  In no event, however, will any valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on the Valuation Date, the maturity date for the Notes could also be postponed, although not by more than ten trading days.  See “Additional Terms of the Notes—Market Disruption Events.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the Notes.  Our wholly-owned subsidiary, RBCCM will serve as the calculation agent.  We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting a Basket Component has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

The Historical Performance of the Basket Components Should Not Be Taken as an Indication of Their Future Performance.

The levels of the Basket Components will determine the amount to be paid on the Notes at maturity.  The historical performance of the Basket Components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the levels of the Basket Components will rise or fall during the term of the Notes.  The levels of the Basket Components will be influenced by complex and interrelated political, economic, financial and other factors.

RBC Capital Markets, LLC

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Significant Aspects of the Tax Treatment of an Investment in the Notes Are Uncertain.

The tax treatment of an investment in the Notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or the Canada Revenue Agency regarding the tax treatment of an investment in the Notes, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.

Since two of the Basket Components are ETFs, while the matter is not entirely clear, there exists a substantial risk that an investment in a Note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies.  If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Note will be recharacterized as ordinary income and certain interest charges may apply.  See the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences – Supplemental U.S. Tax Considerations – Possible Application of Section 1260 of the Internal Revenue Code.”

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the Notes even though that holder will not receive any payments with respect to the Notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see “Tax Consequences – Canadian Taxation” in the accompanying prospectus.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The Notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This pricing supplement contains a general description of certain U.S. tax considerations relating to the Notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

This pricing supplement also contains a general description of certain Canadian tax considerations relating to the Notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the Notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the Notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the Notes.  For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

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Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Additional Risks Relating to the Basket Components

You Will Not Have Any Shareholder Rights and Will Have No Right to Receive any Shares of the Securities Included in the Reference Asset at Maturity.

Investing in the Notes will not make you a holder of any Basket Component or any of the constituent stocks of a Basket Component.  Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

Changes that Affect an Index Included in the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of a sponsor of any index (the “Index Sponsor”) that is a Basket Component or that is the underlying index for the EFA or the EEM concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity.  The amount payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index.

We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by an Index Sponsor.

No Index Sponsor is an affiliate of ours or will be involved in any offerings of the Notes in any way.  Consequently, we have no control of the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  No Index Sponsor has any obligation of any sort with respect to the Notes.  Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from the issuance of the Notes will be delivered to any Index Sponsor.

An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.

The EFA and the EEM include equity securities issued by non-U.S. companies.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The Return on the Notes Will Be Exposed to Fluctuations in Exchange Rates that Might Affect the Levels of the Basket Components and the Payment at Maturity.

Because the securities included in the EFA and the EEM are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated.  These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the Notes at maturity.  An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the U.S. dollar strengthens against the currencies in which the relevant securities are denominated, the value of those securities may be adversely affected and the levels of the Basket Components may be adversely affected as well.  In turn, the payment at maturity may be adversely affected.

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We Do Not Control Any Company Included in a Basket Component and Are Not Responsible for Any Disclosure Made by Any Other Company.

Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in the Basket Components, nor have we made any independent investigation as to the adequacy or accuracy of any publicly available information about any of these companies.  You should make your own investigation into the companies represented by the Basket Components.

Additional Risks Relating to the ETFs

There Are Liquidity and Management Risks Associated with an ETF.

Although shares of the ETFs will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETFs or that there will be liquidity in those trading markets.

The ETFs are subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

We Cannot Control Actions by the Investment Adviser which May Adjust an ETF in a Way that Could Adversely Affect the Payments on the Notes and Their Market Value, and the Investment Adviser Has No Obligation to Consider Your Interests.

The policies of the investment adviser concerning the calculation of the ETFs’ net asset values, additions, deletions or substitutions of securities or other investments held by the ETFs and the manner in which changes affecting the underlying index are reflected in the ETFs could affect the market price per share of the applicable ETF and, therefore, the amounts payable on the Notes and their market value.  The amounts payable on the Notes and their market value could also be affected if the investment adviser changes these policies, for example, by changing the manner in which it calculates an ETF’s net asset value, or if the investment adviser discontinues or suspends calculation or publication of an ETF’s net asset value, in which case it may become difficult to determine the value of the Notes.  If events such as these occur or if the closing price per share of the ETF is not available on the Valuation Date, the calculation agent may determine the closing price per share of the ETF on that date; as a result, the calculation agent would determine the price of the ETF in a manner it considers appropriate, in its sole discretion.

The Performance of a Basket Component that is an ETF and the Performance of its Underlying Index May Vary.

The performance of an ETF and that of its underlying index generally will vary due to transaction costs, certain corporate actions and timing variances.  If an ETF maintains a “representative sampling” strategy as to an underlying asset, the performance of the ETF will differ to some degree from that of the relevant index.

In addition, because the shares of an ETF are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the ETF may differ from its net asset value per share; shares of an ETF may trade at, above, or below its net asset value per share.

For the foregoing reasons, the performance of an ETF may not match the performance of its underlying index over the same period.  Because of this variance, the return on the Notes to the extent dependent on the return of the ETF may not be the same as an investment directly in the securities included in the underlying index or the same as a debt security with a payment at maturity linked to the performance of the underlying index.

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Time Zone Differences Between the Cities Where the ETF and Its Underlying Securities Trade May Create Discrepancies in Trading Levels.

As a result of the time zone difference, if applicable, between the cities where the securities comprising the underlying index trade and where the shares of the applicable ETF trade, there may be discrepancies between the values of the underlying securities and the market value of the Notes.  In addition, there may be periods when the foreign securities are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the underlying securities remaining unchanged for multiple trading days in the city where the shares of the ETF trade.  Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the ETF is closed.

You Will Have Limited Anti-Dilution Protection.

The calculation agent will adjust the determination of the performance of an ETF for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Additional Terms of the Notes—Anti-Dilution Adjustments for ETFs” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect the relevant ETF. Actions by the applicable issuer or a third party may nevertheless adversely affect the price of the applicable ETF, and adversely affect the value of the Notes.

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Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

ADDITIONAL TERMS OF THE NOTES

Please note that in this section, references to “holders” mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer — Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities — Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the Notes:

Specified Currency

Payments on the Notes, if any, will be made in U.S. dollars (“$”).

Form and Denomination

The Notes will be issued only in global form through DTC.  The denomination of each Note will be $1,000 and integral multiples in excess of $1,000.

Unavailability of the Level of an Index on the Valuation Date

If the applicable Index Sponsor discontinues publication of a Basket Component that is an Index, and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (that successor or substitute index being referred to in this section as a “successor index”), then the index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable trading day.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to the extent the trustee is required to under the senior debt indenture, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the original Index for all purposes, including for purposes of determining whether a market disruption event exists.

If any Index Sponsor discontinues publication of a Basket Component that is an Index prior to, and that discontinuance is continuing on, the Valuation Date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the Index for the relevant date in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the Index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the Index.  Notwithstanding these alternative arrangements, discontinuance of the publication of such an Index may adversely affect the market value of the Notes.

If at any time the method of calculating a closing level for a Basket Component that is an Index or a successor index is changed in a material respect, or if that Index is in any other way modified so that the Index does not, in the opinion of the calculation agent, fairly represent the level of the Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable trading day, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the original Index as if those changes or modifications had not been made.  Accordingly, if the method of calculating the Index is modified so that the level of that Index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Index), then the calculation agent will adjust the Index in order to arrive at a level of that Index as if it had not been modified (e.g., as if such split had not occurred).

Unavailability of the Level of an ETF on the Valuation Date

With respect to a Basket Component that is an ETF, if a security’s listing is withdrawn from the principal national securities exchange on which that security is listed for trading and that security is not listed on any national exchange, or trading on that security is terminated on or prior to the Valuation Date, then the closing price for that security on that date will be determined by the calculation agent.  In determining the closing price for that security on that date, the calculation agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market supplied by one or more third parties or internal sources including, without limitation, relevant rates, prices, yields, yield curves, volatilities, spreads, correlations or other relevant market data in the relevant market.

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Market Disruption Events and Non-Trading Days

If a market disruption event occurs or is continuing on the Valuation Date, or if the Valuation Date is not a trading day as to any Basket Component, the final value of that Basket Component will be equal to its closing value on the first trading day following the Valuation Date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the Valuation Date, the applicable level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the final level or price of the applicable Basket Component that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, if a market disruption event or non-trading day occurs as to any Basket Component on the Valuation Date, it shall not impact any unaffected Basket Component.

Indices.  In the case of an Index, a market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that Index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to that Index on their respective markets;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that Index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that Index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to that Index or index components constituting 20% or more, by weight, of that Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that Index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that Index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

ETFs.  As to an ETF, a market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating the security in its primary market;

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Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Anti-dilution Adjustments for ETFs

The calculation agent will have discretion to adjust the closing level of a Basket Component that is an ETF if certain events occur. Exchange traded funds are registered investment companies that are eligible for trading on the exchanges on which they are listed. Generally, exchange traded funds (other than commodities-based exchange traded funds) are subject to regulation under the Investment Company Act of 1940 and are restricted in their activities and have dividend requirements. In the event that any event other than a delisting or withdrawal from the relevant exchange occurs with respect to an ETF, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of the ETF or any other term of the Notes. The calculation agent shall have no obligation to make an adjustment for any such event.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a note or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:

(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)
who presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

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(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the Indenture;

(v)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section of the prospectus supplement entitled “Supplemental Discussion of Canadian Tax Consequences.”

Default Amount on Acceleration

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the Notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described above in the Summary, calculated as if the date of acceleration were the Valuation Date.

Modified Business Day

As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Final Basket Component Levels, the level of each Basket Component, the Basket, business days, trading days, market disruption events, successor indices, the default amount and the amount payable on the Notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Our subsidiary, RBCCM, will be the calculation agent for the Notes.  We may change the calculation agent for the Notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

Trading Day

With respect to an Index, when we refer to a trading day, we mean a day on which the principal trading market for the Index is open for trading.

With respect to an ETF, when we refer to a trading day, we mean a day on which the principal trading market for the ETF is open for trading.

Events of Default

If an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable on the Notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “Summary—Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date.

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Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the Notes.

Payment upon an Event of Default

If the maturity of the Notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Notes as promptly as possible and in no event later than two business days after the date of acceleration.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Defeasance” are not applicable to the Notes.

Listing

The Notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the Notes.  The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee).  See the descriptions contained in the accompanying prospectus under the headings “Description of Debt Securities — Ownership and Book-Entry Issuance” and “—Considerations Relating to DTC.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the Notes will be payable and the transfer of the Notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the Notes.  The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Governing Law

The Notes will be governed by and interpreted in accordance with the laws of the State of New York.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

INFORMATION REGARDING THE BASKET COMPONENTS

All disclosures contained in this pricing supplement regarding the Basket Components, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of Standard & Poor’s Financial Services (“S&P”), and Russell Investments (“Russell” and together with S&P, the “Index Publishers”) and PDR Services, LLC (“PDR”) and iShares, Inc. (“iShares” and together with PDR, the “Fund Sponsors”). Each of the Index Publishers and the Fund Sponsors has no obligation to continue to publish or sponsor, and may discontinue publication or sponsorship of, the respective Basket Component. The consequences of any Index Publisher or Fund Sponsor discontinuing publication or sponsorship of the relevant Basket Component are discussed in the sections above entitled “Additional Terms of the Notes—Unavailability of the Level of an Index on the Valuation Date” and “—Unavailability of the Level of an ETF on the Valuation Date.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, publication or sponsorship of any Basket Component, or any successor.

The SPX

The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of September 30, 2013, 391 companies included in the SPX traded on the New York Stock Exchange, and 109 companies included in the SPX traded on The NASDAQ Stock Market. On September 30, 2013, the average market capitalization of the companies included in the SPX was $31.64 billion. As of that date, the largest component of the SPX had a market capitalization of $433.13 billion, and the smallest component of the SPX had a market capitalization of $2.69 billion.

S&P Dow Jones Indices LLC chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX, with the approximate percentage of the market capitalization of the SPX included in each group as of September 30, 2013, indicated in parentheses: Consumer Discretionary (12.5%); Consumer Staples (10.0%); Energy (10.5%); Financials (16.3%); Health Care (13.0%); Industrials (10.7%); Information Technology (17.9%); Materials (3.5%); Telecommunication Services (2.4%); and Utilities (3.2%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the SPX to achieve the objectives stated above.

S&P Dow Jones Indices LLC calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the SPX are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes.  There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Historical Information for the SPX

The graph below sets forth the information relating to the historical performance of the SPX. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the SPX. The information provided in this table is for the four calendar quarters of 2010, 2011, and 2012, the first three calendar quarters of 2013, and for the period from October 1, 2013 to October 10, 2013.

We obtained the information regarding the historical performance of the SPX in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the SPX should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Level of the SPX.

Period- Start Date	Period- End Date	High Intra-Day Level of the SPX	Low Intra-Day Level of the SPX	Period-End Closing Level of the SPX

1/1/2010	3/31/2010	1,180.69	1,044.50	1,169.43
4/1/2010	6/30/2010	1,219.80	1,028.33	1,030.71
7/1/2010	9/30/2010	1,157.16	1,010.91	1,141.20
10/1/2010	12/31/2010	1,262.60	1,131.87	1,257.64

1/1/2011	3/31/2011	1,344.07	1,249.05	1,325.83
4/1/2011	6/30/2011	1,370.58	1,258.07	1,320.64
7/1/2011	9/30/2011	1,356.48	1,101.54	1,131.42
10/1/2011	12/31/2011	1,292.66	1,074.77	1,257.60

1/1/2012	3/31/2012	1,419.15	1,258.86	1,408.47
4/1/2012	6/30/2012	1,422.38	1,266.74	1,362.16
7/1/2012	9/27/2012	1,474.51	1,325.41	1,440.67
10/1/2012	12/31/2012	1,470.96	1,343.35	1,426.19

1/1/2013	3/31/2013	1,570.28	1,426.19	1,569.19
4/1/2013	6/30/2013	1,687.18	1,536.03	1,606.28
7/1/2013	9/30/2013	1,729.86	1,604.57	1,681.55
10/1/2013	10/10/2013	1,696.55	1,646.47	1,692.56

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

SPDR® S&P Midcap 400® ETF Trust

Information provided to or filed with the SEC by the MDY under the Securities Exchange Act of 1934 can be located by reference to its Central Index Key, or CIK, 884394, through the SEC’s website at http://www.sec.gov. Additional information about the MDY may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR website at http://www.spdrs.com. We have not independently verified the accuracy or completeness of such information. Information contained in the SPDR’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The MDY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index. To maintain the correspondence between the composition and weightings of stocks held by the MDY and component stocks of the S&P MidCap 400® Index, the MDY adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.  The MDY utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the underlying index, and will invest in all of the securities which comprise the underlying index.

All disclosures contained in this pricing supplement regarding the S&P MidCap 400® Index, including, without limitation, its make up, methods of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices, LLC. S&P Dow Jones Indices, LLC, which owns the copyright and all other rights to the S&P MidCap 400® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P MidCap 400® Index.

The S&P MidCap 400® Index

The S&P MidCap 400® Index is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies and represents approximately 7% of the U.S. equities markets. The S&P MidCap 400® Index tracks the stock price movement of 400 companies with mid-sized market capitalizations, ranging from less than U.S. $0.5 billion to over U.S. $12.00 billion. The calculation of the level of the S&P MidCap 400® Index is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.

S&P Dow Jones Indices, LLC chooses companies for inclusion in the S&P MidCap 400® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the medium capitalization segment of the U.S. equity market. Relevant criteria employed by S&P Dow Jones Indices, LLC include U.S. company status, a market capitalization range between $210 million and $7.06 billion, financial viability, adequate liquidity, and a public float of at least 50%, sector representation, and status as an operating company. Ten main groups of companies comprise the S&P MidCap 400® Index, with the approximate percentage of the market capitalization of the S&P MidCap 400® Index included in each group as of September 30, 2013 indicated in parentheses: Financials (22.8%); Information Technology (16.3%); Industrials (16.2%); Consumer Discretionary (14.0%); Health Care (8.9%); Materials (7.0%); Energy (5.7%); Utilities (4.9%) Consumer Staples (3.8%); and Telecommunication Services (0.5%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P MidCap 400® Index to achieve the objectives stated above.

The S&P MidCap 400® Index is calculated using a base-weighted aggregate methodology. The level of the S&P MidCap 400® Index reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time.

The actual total market value of the component stocks on the base date of June 28, 1991 has been set to an indexed level of 100. This is often indicated by the notation June 28, 1991=100. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400® Index, it serves as a link to the original base period level of the S&P MidCap 400® Index. The index divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400® Index, which is index maintenance.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Computation of the S&P MidCap 400® Index

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the S&P MidCap 400® Index, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P MidCap 400® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the S&P MidCap 400® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P MidCap 400® Index to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the S&P MidCap 400® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P MidCap 400® Index.

Under float adjustment, the share counts used in calculating the S&P MidCap 400® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P MidCap 400® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P MidCap 400® Index is calculated using a base-weighted aggregate methodology. The level of the S&P MidCap 400® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P MidCap 400® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P MidCap 400® Index, it serves as a link to the original base period level of the S&P MidCap 400® Index. The index divisor keeps the S&P MidCap 400® Index comparable over time and is the manipulation point for all adjustments to the S&P MidCap 400® Index, which is index maintenance.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P MidCap 400® Index, and do not require index divisor adjustments.

To prevent the level of the S&P MidCap 400® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P MidCap 400® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P MidCap 400® Index remains constant and does not reflect the corporate actions of individual companies in the S&P MidCap 400® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P MidCap 400® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P MidCap 400® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Historical Information for the MDY

The graph below sets forth the information relating to the historical performance of the MDY. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the MDY. The information provided in this table is for the four calendar quarters of 2010, 2011, and 2012, the first three calendar quarters of 2013, and for the period from October 1, 2013 to October 10, 2013.

We obtained the information regarding the historical performance of the MDY in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the MDY should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Level of the MDY.

Period- Start Date	Period- End Date	High Intra-Day Price of the MDY	Low Intra-Day Price of the MDY	Period-End Closing Price of the MDY

1/1/2010	3/31/2010	$145.35	$123.76	$143.16
4/1/2010	6/30/2010	$154.78	$125.00	$129.16
7/1/2010	9/30/2010	$147.49	$125.60	$145.59
10/1/2010	12/31/2010	$166.35	$143.58	$164.68

1/1/2011	3/31/2011	$179.66	$163.43	$179.55
4/1/2011	6/30/2011	$184.97	$167.77	$177.40
7/1/2011	9/30/2011	$183.97	$139.82	$142.13
10/1/2011	12/31/2011	$167.38	$133.00	$159.54

1/1/2012	3/31/2012	$183.33	$158.46	$180.67
4/1/2012	6/30/2012	$183.16	$160.75	$171.30
7/1/2012	9/27/2012	$187.88	$165.43	$179.92
10/1/2012	12/31/2012	$188.23	$171.56	$185.71

1/1/2013	3/31/2013	$210.08	$188.62	$209.72
4/1/2013	6/30/2013	$222.94	$200.30	$210.38
7/1/2013	9/30/2013	$229.87	$211.75	$226.33
10/1/2013	10/10/2013	$230.26	$221.28	$227.35

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

The iShares® MSCI EAFE ETF

The iShares® MSCI Emerging Markets ETF

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the EFA and the EEM, which seek investment results that correspond generally to the price and yield performance, before fees and expenses, of their respective underlying indices, the MSCI EAFE Index and the MSCI Emerging Markets Index. These Basket Components typically earn income from dividends on securities included in their respective Underlying Indices. These amounts, net of expenses and taxes (if applicable), are passed along to these Basket Components’ shareholders as “ordinary income.” In addition, these Basket Components realize capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of these Basket Components, you will not be entitled to receive income, dividend, or capital gain distributions from these Basket Components or any equivalent payments.

Information concerning the EFA and the EEM filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares Funds. Neither BlackRock nor the iShares Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock nor the iShares Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the Underlying Indices or any of the iShares Funds.

The shares of the EFA trade on the NYSE Arca under the symbol “EFA,” and the shares of the EEM trade on the NYSE Arca under the symbol “EEM.”

The MSCI EAFE Index

We have derived all information contained in this pricing supplement regarding this index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the index.

The index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.  The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.  The index currently consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

The MSCI Emerging Markets Index

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets Index.

The index is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey.

The index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

RBC Capital Markets, LLC

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MSCI Global Investable Market Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

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•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% and 15% of three- and twelve-month ATVR and 90% and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM and an EM, respectively.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

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Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index, and three constituents for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Through this maintenance process, MSCI may make structural changes to the indices by adding or deleting component country indices. Consequently, the composition of the Underlying Indices may change over the term of the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Historical Information for the EFA

The graph below sets forth the information relating to the historical performance of the EFA. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing price of the EFA. The information provided in this table is for the four calendar quarters of 2010, 2011 and 2012, the first three quarters of 2013, as well as for the period from October 1, 2013 through October 10, 2013.

We obtained the information regarding the historical performance of the EFA in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the EFA should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Level of the EFA.

Period- Start Date	Period- End Date	High Intra-Day Price of the EFA	Low Intra-Day Price of the EFA	Period-End Closing Price of the EFA

1/1/2010	3/31/2010	$58.00	$49.94	$56.00
4/1/2010	6/30/2010	$58.08	$45.86	$46.51
7/1/2010	9/30/2010	$55.81	$46.45	$54.92
10/1/2010	12/31/2010	$59.50	$53.85	$58.23

1/1/2011	3/31/2011	$61.98	$54.69	$60.09
4/1/2011	6/30/2011	$64.35	$56.71	$60.14
7/1/2011	9/30/2011	$61.78	$46.09	$47.75
10/1/2011	12/31/2011	$55.86	$45.46	$49.53

1/1/2012	3/31/2012	$55.91	$48.99	$54.90
4/1/2012	6/30/2012	$55.68	$46.55	$49.96
7/1/2012	9/27/2012	$55.57	$47.30	$53.00
10/1/2012	12/31/2012	$56.88	$51.63	$56.82

1/1/2013	3/31/2013	$59.99	$56.69	$58.98
4/1/2013	6/30/2013	$64.13	$56.45	$57.38
7/1/2013	9/30/2013	$65.11	$57.02	$63.79
10/1/2013	10/10/2013	$64.30	$62.54	$64.09

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Historical Information for the EEM

The graph below sets forth the information relating to the historical performance of the EEM. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the EEM. The information provided in this table is for the four calendar quarters of 2010, 2011 and 2012, the first three quarters of 2013, as well as for the period from October 1, 2013 through October 10, 2013.

We obtained the information regarding the historical performance of the EEM Index in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the EEM should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Level of the EEM.

Period- Start Date	Period- End Date	High Intra-Day Price of the EEM	Low Intra-Day Price of the EEM	Period-End Closing Price of the EEM

1/1/2010	3/31/2010	$43.47	$35.01	$42.12
4/1/2010	6/30/2010	$44.02	$35.21	$37.32
7/1/2010	9/30/2010	$44.99	$36.76	$44.77
10/1/2010	12/31/2010	$48.62	$44.51	$47.62

1/1/2011	3/31/2011	$48.75	$44.25	$48.69
4/1/2011	6/30/2011	$50.43	$44.77	$47.60
7/1/2011	9/30/2011	$48.63	$34.71	$35.07
10/1/2011	12/31/2011	$43.21	$33.43	$37.94

1/1/2012	3/31/2012	$44.91	$38.21	$42.94
4/1/2012	6/30/2012	$43.75	$36.58	$39.19
7/1/2012	9/27/2012	$42.83	$37.15	$41.32
10/1/2012	12/31/2012	$44.42	$39.93	$44.35

1/1/2013	3/31/2013	$45.28	$41.72	$42.78
4/1/2013	6/30/2013	$44.26	$36.16	$38.57
7/1/2013	9/30/2013	$43.32	$36.98	$40.77
10/1/2013	10/10/2013	$42.71	$41.01	$42.64

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

The Russell 2000® Index

Russell began dissemination of the RTY on January 1, 1984 and calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by Russell without regard to the Notes.

Selection of Stocks Underlying the RTY

All companies eligible for inclusion in the RTY must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

An important criteria used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 28th, 29th, or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the RTY on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

RBC Capital Markets, LLC

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License Agreement

Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the Notes.

Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The Notes are not sponsored, endorsed, sold or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. Russell’s publication of the RTY in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of Russell and of the RTY, which is determined, composed and calculated by Russell without regard to Royal Bank or the Notes. Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

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Historical Information for the RTY

The graph below sets forth the information relating to the historical performance of the RTY. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the RTY. The information provided in this table is for the four calendar quarters of 2010, 2011 and 2012, the first three quarters of 2013, as well as for the period from October 1, 2013 through October 10, 2013.

We obtained the information regarding the historical performance of the RTY in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the RTY should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Component Level of the RTY.

Period- Start Date	Period- End Date	High Intra-Day Level of the RTY	Low Intra-Day Level of the RTY	Period-End Closing Level of the RTY

1/1/2010	3/31/2010	693.32	580.49	678.64
4/1/2010	6/30/2010	745.95	607.30	609.49
7/1/2010	9/30/2010	678.90	587.60	676.14
10/1/2010	12/31/2010	793.28	669.43	783.65

1/1/2011	3/31/2011	843.73	771.71	843.55
4/1/2011	6/30/2011	868.57	772.62	827.43
7/1/2011	9/30/2011	860.37	634.71	644.16
10/1/2011	12/31/2011	769.46	601.71	740.92

1/1/2012	3/31/2012	847.92	736.78	830.30
4/1/2012	6/30/2012	841.06	729.75	798.49
7/1/2012	9/27/2012	868.50	765.05	837.45
10/1/2012	12/31/2012	853.57	763.55	849.35

1/1/2013	3/31/2013	954.00	849.33	951.54
4/1/2013	6/30/2013	1,008.23	898.40	977.48
7/1/2013	9/30/2013	1,082.39	981.30	1,073.79
10/1/2013	10/10/2013	1,087.78	1,037.86	1,069.50

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates have hedged or expect to enter into hedging transactions involving purchases of securities, indices or other assets included in or linked to the Basket Components and/or listed and/or over-the-counter derivative instruments linked to the Basket Components prior to or on the Pricing Date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:

•	acquire or dispose of the Basket Components or their components;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the levels or prices of the Basket Components; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the Valuation Date.  That step may involve sales or purchases relating to the Basket Components or over-the-counter derivative instruments linked to those assets.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of the material U.S. tax considerations relating to the Notes.  It does not purport to be a complete analysis of all tax considerations relating to the Notes.  Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus). Except as otherwise noted under “Non-U.S. holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition, the discussion below assumes that an investor in the Notes will be subject to a significant risk that it will lose a significant amount of its investment in the Notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any Basket Component or any entities whose stock is included in any of the Basket Components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If a Basket Component or any of the entities whose stock is included in one or more of such Basket Components were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC and other authorities by the issuers of the Basket Components and the entities whose stock is included in the Basket Components and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a Note as a pre-paid cash-settled derivative contract in respect of the Basket for U.S. federal income tax purposes, and the terms of the Notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.  If the Notes are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the Notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Notes.  In general, a U.S. holder’s tax basis in the Notes will be equal to the price the holder paid for the Notes.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

While the matter is not entirely clear, there exists a substantial risk that an investment in the Notes is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

Alternative Treatments.  Alternative tax treatments of the Notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the Notes, and the Internal Revenue Service might assert that a Note should be treated, as a single debt instrument.  Since the Notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the Notes are so treated, a holder would generally be required to accrue interest income over the term of the Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the Notes.   In addition, any gain a holder might recognize upon the sale, exchange or maturity of the Notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the Notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the Notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Notes.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code (as discussed above) might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Payments made with respect to the Notes and proceeds from the sale of the Notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Non-U.S. holders.  The following discussion applies to non-U.S. holders of the Notes. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the Notes on or after January 1, 2014 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale or maturity of the notes in order to minimize or avoid U.S. withholding taxes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the Notes may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements will generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of July 1, 2014.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Delivery of the Notes will be made against payment for the Notes on October 16, 2013, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated July 23, 2013. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases the Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Additional Risk Factors Specific to the Notes —The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to a Basket of Equity Indices and ETFs, Due February 15, 2018

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC